China Medicine Reports Third Quarter 2010 Financial Results

- Schedules Conference Call for November 11, 2010 -
- Revises Full Year Guidance -

Guangzhou, China, November 10, 2010 – China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), a leading manufacturer, developer and distributor of Western pharmaceuticals, traditional Chinese medicines (“TCM”), and other health products, today announced financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Financial Performance

•	Revenue decreased 8.4% to $17.6 million from $19.2 million in the prior year period.
•	Gross margin was 33.1%, compared to 30.5% in the prior year period.
•	Operating income was $2.5 million, compared to $4.5 million in the prior year period, which was mainly due to the R&D expenditure on a diabetes drug.
•	Net income available to common shareholders decreased to $2.2 million, or $0.06 per diluted share, from $3.2 million, or $0.21 per diluted share, in the prior year period.

Mr. Senshan Yang, Chairman and CEO of China Medicine Corporation, stated, "We had a very challenging quarter, impacted by a combination of margin pressure on distributing prescription drugs due to the government’s influence on the drug distribution bidding system,and rising prices of certain raw materials used in our proprietary products.   We responded to these challenges by continually executing our ‘high-margin focus’ strategy.  In addition, we expedited the pace of completing the required clinical trials for Zhimu Huangtong, a patented TCM drug used to treat diabetes, and expect to launch this breakthrough diabetic product in 2012.  We are very confident that we will survive this challenging time and achieve long-term success, because we are well positioned and well prepared amid the rapidly changing industry.  We will continue to strive to work responsibly and aggressively on behalf of our shareholders.”

In the third quarter of 2010, revenue decreased 8.4% year over year to $17.6 million from $19.2 million, reflecting a combination of the change in sales strategy and contributions from the newly-acquired Guangzhou LifeTech Pharmaceutical Co., Ltd. (“LifeTech”).  Revenue from distribution decreased 17.6% to $15.1 million from $18.3 million in the prior year period, reflecting the shift of the distribution product portfolio to higher margin products.  Revenue from proprietary products increased to $2.5 million from $0.5 million in the prior year period, reflecting the inclusion of revenues from LifeTech’s products, which were acquired at the end of 2009.

Gross profit was flat at $5.8 million.  Gross margin increased to 33.1% from 30.5% in the prior year period.  The improvement was aided by the revenue mix shift toward higher-margin products within the distribution business and revenue contribution from LifeTech products.

Operating income in the third quarter of 2010 was $2.5 million, compared to $4.5 million in the prior year period.  Selling, general and administrative expenses increased to $2.0 million from $0.9 million in the same period last year, primarily due to additional overheads of LifeTech upon the LifeTech acquisition and hiring of new officers. Research and development expenses increased to $1.3 million from $0.4 million in the prior year period, due to funding for Zhimu Huangtong’s clinical trials.

Net income available to common shareholders in the third quarter of 2010 decreased to $2.2 million, or $0.06 per diluted share, from $3.2 million, or $0.21 per diluted share, in the third quarter of 2009.  The earnings per share calculation is based on 39.6 million diluted shares outstanding, compared to 15.4 million diluted shares outstanding in the prior year period.  Non-GAAP net income, which excludes a one-time non-cash charge related to the change in fair value of warrant liabilities, was $1.7 million, or $0.04 per diluted share, compared to $3.4 million, or $0.22 per diluted share, in the prior year period.

Financial Performance for the Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010, revenue increased 2.3% to $45.3 million from $44.3 million in the first nine months of 2009.  During the same time period, gross profit increased 24.8% to $15.2 million from $12.1 million.  Income from operations decreased to $7.5 million from $8.1 million in the first nine months of 2009.  Net Income available to common shareholders was $2.0 million, or $0.05 per share, compared to net income available to common shareholders of $3.8 million, or $0.25 per share, in the first nine months of 2009.  This included a one-time $6.1 million non-cash charge in connection with a deemed preferred stock dividend related to the Company’s private placement financing in January 2010. The deemed preferred stock dividend reflects the beneficial conversion feature of the convertible preferred stock issued to OEP CHME Holdings, LLC (“OEP”) in the January 2010 private placement in accordance with SAB No.98.

Balance Sheet

As of September 30, 2010, the Company had cash and cash equivalents of $56.3 million, of which $48.5 million was restricted cash.  This compares to $62.9 million as of June 30, 2010 and $2.2 million as of December 31, 2009.  Restricted cash represents amounts set aside by the Company in accordance with its debt agreements with a financial institution and the Stock Subscription Agreement that was completed on January 29, 2010. Working capital was $85.7 million as of September 30, 2010, compared to $15.8 million as of December 31, 2009.  The increase was mainly due to the cash and cash equivalents obtained from OEP upon the completion of the private placement.

Full Year 2010 Financial Guidance

Due to these challenges, we have revised our expectations for the full year 2010.  Revenue is now expected to increase 5% to 8% year over year to $68 to $70 million, compared to the $72 to $76 million range we announced previously.  We maintain our expectation that gross margin will be in the range of 33% to 38%, as compared to 29.3% in 2009.  We now believe full year operating expenses will represent approximately 16-18% of revenue, up from 12-15% of revenue as announced previously. This guidance reflects China Medicine's current and preliminary views, which are subject to change.

Conference Call

The Company will hold a conference call on Thursday, November 11 at 8:00 a.m. U.S. Eastern Time following the announcement.  Listeners may access the call by dialing the following numbers:

United States toll free:	1-888-812-8522
International:	1-913-312-0840

Listeners may access the replay through November 25, 2010 by dialing the following numbers:

United States toll free:	1-877-870-5176
International:	1-858-384-5517
Password:	5783274

Use of Non-GAAP Financial Measures

GAAP results for three and nine months periods ended September 30, 2010 and September 30, 2009 include non-cash gains and expenses related to change in the fair value of the Company's warrant liabilities and a deemed preferred stock dividend related to outstanding convertible preferred stock issued to OEP. The non-GAAP measure provides a consistent basis for investors to understand our financial performance in comparison to historical periods without variation of non-recurring items and non-operating related gains and charges. In addition, it allows investors to evaluate our performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company compensates for these limitations by providing the relevant disclosure of the items excluded.

Because these expenses are non-cash, and not related to the Company's operating results, the Company believes that the non-GAAP information is useful to supplement the Company's condensed consolidated financial statements. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Medicine Corporation

China Medicine Corporation, a vertically integrated enterprise with a research and development centre, manufacturing facility and well established sales network, engages in the production and distribution of prescription and over the counter ("OTC") drugs, traditional Chinese medicine (“TCM”) products, herbs and dietary-supplements, medical devices, and medical formulations in China. The Company is developing a number of proprietary products for a variety of indications, including oncology, high blood pressure and toxin removal from food and animal feeds. For more information, please visit the Company's website at http://www.cmc621.com.

Safe-Harbor Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact Information

ICR, Inc.
In New York: Ms. Christine Duan: 1-203-682-8200
In Beijing: Ms. Wen Lei Zheng: 86-10-6599-7968

China Medicine Corporation
In Guangzhou: Ms. Gavin Chen: 86-20-8737-2102

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(amounts in thousands, except per share data)
(UNAUDITED)

$ amounts in thousands	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUES
Distribution products	$15,093	$18,314	$39,802	$42,514
Proprietary products	2,457	476	5,361	1,429
Medical technology	-	366	150	366
Total revenues	17,550	19,156	45,313	44,309

COST OF REVENUES
Distribution products	10,338	13,095	27,130	31,267
Proprietary products	1,408	227	3,024	900
Medical technology	-	-	-	-
Total cost of revenues	11,746	13,322	30,154	32,167

GROSS PROFIT	5,804	5,834	15,159	12,142
	33.1%	30.5%	33.5%	27.4%

OPERATING EXPENSES
Research and development	1,252	362	1,961	1,128
Selling, general and administrative expenses	2,066	935	5,677	2,932
Total operating expenses	3,318	1,297	7,638	4,060

INCOME FROM OPERATIONS	2,486	4,537	7,521	8,082

OTHER INCOME (EXPENSE):
Other income (expense), net	32	(48)	(135)	(69)
Change in fair value of warrant liabilities	564	(142)	3,045	(2,114)

INCOME BEFORE INCOME TAXES
AND NONCONTROLLING INTERESTS	3,082	4,347	10,431	5,899

PROVISION FOR INCOME TAXES	941	1,216	2,543	2,331

NET INCOME (CHINA MEDICINE CORPORATION AND
NONCONTROLLING INTERESTS)	2,141	3,131	7,888	3,568

Add: Net loss attributable to noncontrolling interests	82	88	236	243

NET INCOME ATTRIBUTABLE TO CHINA MEDICINE
CORPORATION	2,223	3,219	8,124	3,811

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	1,221	63	1,516	4
Foreign currency translation attributable to noncontrolling interests	6	1	6	-

COMPREHENSIVE INCOME	$3,450	$3,283	$9,646	$3,815

Less: Deemed preferred stock dividend	-	-	(6,144)	-

NET INCOME AVAILABLE TO CHINA MEDICINE CORPORATION
COMMON SHAREHOLDERS	$2,223	$3,219	$1,980	$3,811

EARNINGS PER SHARE

Basic
Redeemable convertible preferred stock	0.06	-	0.05	-
Common stock	0.06	0.21	0.05	0.25
Earnings per share - Basic	$0.12	$0.21	$0.10	$0.25

Diluted	$0.06	$0.21	$0.09	$0.25

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING

Basic
Redeemable convertible preferred stock	15,924,637	-	15,628,815	-
Common stock	23,563,225	15,265,904	21,490,264	15,241,333
Total weighted average shares outstanding - basic	39,487,862	15,265,904	37,119,079	15,241,333

Diluted	39,592,389	15,411,154	22,063,965	15,305,452

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except per share data)

ASSETS
	September 30,	December 31,
	2010	2009
	Unaudited
CURRENT ASSETS
Cash	$7,854	$472
Restricted cash	48,474	1,760
Accounts receivable, trade, net of allowance for doubtful accounts of $160 and $157 as of September 30, 2010 and
December 31, 2009, respectively	17,273	22,315
Inventories	5,867	2,731
Advances to suppliers	13,231	2,518
Other current assets	1,499	465
Total current assets	94,198	30,261

PROPERTY, PLANT AND EQUIPMENT, NET	15,943	12,001

OTHER ASSETS
Long term prepayments	7,267	7,900
Intangible assets, net	16,637	16,682
Total other assets	23,904	24,582

Total assets	$134,045	$66,844

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$3,201	$9,506
Notes payable	847	-
Accounts payable, trade	864	1,324
Other payables and accrued liabilities	1,010	940
Customer deposits	648	483
Taxes payable	1,837	2,120
Liquidated damages payable	44	44
Total current liabilities	8,451	14,417

Fair value of warrant liabilities	71	6,918
Total liabilities	8,522	21,335

Commitments and contingencies

Redeemable convertible preferred stock, $0.0001 par value, 1,586,666.6 and Nil shares issued and outstanding at September 30, 2010 and
December 31, 2009, respectively	47,600	-

SHAREHOLDERS' EQUITY
Common stock, $0.0001 par value; 90,000,000 shares authorized,
23,712,061 and 15,451,105 shares issued and outstanding
at September 30, 2010 and December 31, 2009, respectively	2	2
Treasury stock, at cost	(185)	-
Stock subscription	1,392	-
Paid-in capital	41,320	13,380
Statutory reserves	4,390	4,293
Retained earnings	24,760	22,876
Accumulated other comprehensive income	5,954	4,438
Total shareholders' equity	77,633	44,989

NONCONTROLLING INTERESTS	290	520

Total equity	77,923	45,509

Total liabilities and shareholders' equity	$134,045	$66,844

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(UNAUDITED)

	Nine months ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to China Medicine Corporation	$8,124	$3,812
Net loss attributable to noncontrolling interests	(236)	(243)
Net income	7,888	3,569
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation and amortization	1,353	664
Bad debt expense	119	-
Loss on sale of assets	-	27
Stock-based compensation	233	101
Change in fair value of warrants liabilities	(3,045)	2,114
Change in operating assets and liabilities:
Accounts receivable, trade	5,403	4,279
Inventories	(3,048)	(3,220)
Notes receivables	(100)	(454)
Advances to suppliers	(10,476)	(2,269)
Other current assets	(937)	(874)
Accounts payable, trade	(478)	243
Notes payable	833	-
Other payables and accrued liabilities	(1)	(21)
Customer deposits	152	(107)
Taxes payable	(320)	(523)
Net cash provided by (used in) operating activities	(2,424)	3,529

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	-	(235)
Purchase of building improvement and equipment	(4,607)	(3,470)
Cash proceeds from disposition of fixed assets	-	22
Advances on long-term prepayments	782	(3,376)
Net cash used in investing activities	(3,825)	(7,059)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options and warrants	1,070	50
Loan proceeds	5,058	2,932
Repayment of Loans	(11,444)
Sales of the common stock	12,000	-
Sales of the redeemable convertible preferred stock	57,600	-
Payment for the financing operation	(3,220)	-
Loan and interest payments		-
Stock repurchase	(883)	-
Increase in restricted cash	(46,694)	-
Net cash provided by financing activities	13,487	2,982

EFFECT OF EXCHANGE RATE ON CASH	144	(1)

CHANGE IN CASH	7,382	(549)

CASH, beginning of period	472	2,792

CASH, end of period	$7,854	$2,243

Supplemental disclosure of cash flows:
Cash paid interest	$226	$-
Cash paid income tax	$1,545	$2,119

China Medicine Corporation
Reconciliation of GAAP to Non-GAAP
(amounts in thousands, except per share data)
(UNAUDITED)

	For the Three Months ended September 30,				For the Nine Months ended September 30,
	2010		2009		2010		2009
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount of Net Income available to Common Shareholders	$1,659	0.04	$3,361	0.22	$5,079	0.23	$5,925	0.39

Adjustments:
Change in fair value of warrant liabilities	$(564)	(0.02)	$142	0.01	$(3,045)	(0.14)	$2,114	0.14
Deemed Preferred Stock Dividend	-	-	-	-	$6,144	0.28	-	-

Amount per consolidated statement of operations	$2,223	0.06	$3,219	0.21	$1,980	0.09	$3,811	0.25

Weighted average diluted shares for the period ended	39,592,389		15,411,154		22,063,965		15,305,452